Exhibit 99.1

Republic Bancorp, Inc. Declares Common Stock Dividends

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 20, 2012--Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank, declared a cash dividend of $0.154 per share on Class A Common Stock and $0.14 per share on Class B Common Stock, payable April 20, 2012 to shareholders of record as of March 16, 2012.

Republic Bancorp, Inc. (Republic) has 42 banking centers and is the parent company of Republic Bank & Trust Company and Republic Bank. Republic Bank & Trust Company has 34 banking centers in 12 Kentucky communities - Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey and Temple Terrace, Florida as well as Cincinnati, Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.4 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky and Republic's Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

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Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore against relying on any of these forward-looking statements, which speak only as of the date on which they are made. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Form 10-Q for the quarter ended September 30, 2011. The Company undertakes no obligation to update any forward-looking statements.

CONTACT:
Republic Bancorp, Inc.
Steve Trager, 502-584-3600
President and CEO